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Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-181009

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Common Stock, par value $0.0001 per share	17,250,000	$14.00	$241,500,000	$32,940.60

(1)
Assumes exercise in full of the underwriters' option to purchase up to 2,250,000 additional shares of Common Stock.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrant's Registration Statement on Form S-3 (File No. 333-181009) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To prospectus dated April 27, 2012)

15,000,000 Shares

Common Stock

              We are selling 15,000,000 shares of our common stock.

              Our shares trade on NYSE MKT under the symbol "FSP." On May 8, 2013, the last sale price of the shares as reported on NYSE MKT was $14.58 per share.

              Investing in our common stock involves risks that are described in the "Risk Factors" section beginning on page S-10 of this prospectus supplement and the risks set forth beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference herein.

	Per Share	Total
Public offering price	$14.00	$210,000,000
Underwriting discount	$.56	$8,400,000
Proceeds, before expenses, to us	$13.44	$201,600,000

              The underwriters may also exercise their option to purchase up to an additional 2,250,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The shares will be ready for delivery on or about May 15, 2013.

Joint Book-Running Managers

BofA Merrill Lynch	Baird	BMO Capital Markets

Co-Managers

PNC Capital Markets LLC
RBS
Capital One Sou thcoast
Piper Jaffray
TD Securities
BB&T Capital Markets

The date of this prospectus supplement is May 9, 2013.

              You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus in making a decision about whether to invest in our common stock. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates that are specified in such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

              This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

              To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference therein, the information in this prospectus supplement will supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission, or the SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

              This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Incorporation by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

              Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement and the accompanying prospectus supplement to "we," "us," "our" "FSP Corp." and the "Company" refer to Franklin Street Properties Corp., a Maryland corporation, individually and together with its subsidiaries, unless otherwise noted. Franklin Street Properties Corp., our logo and other trademarks mentioned in this prospectus supplement and accompanying prospectus are the property of their respective owners.

S-ii

 FORWARD-LOOKING STATEMENTS

              This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Examples of forward-looking statements include projected capital resources, projected profitability and portfolio performance, estimates of market rental rates, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions or other transactions, the expected operating performance of anticipated near-term acquisitions and descriptions relating to these expectations, including without limitation, the anticipated net operating income yield. We are including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any such forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are based on management's beliefs and assumptions made by, and information currently available to, management. When used, the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

              Forward-looking statements involve risks and uncertainties (some of which are beyond our control) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties:

  •
  changes in the United States economy and the real estate industry and in performance of the financial markets;

  •
  competition in the leasing market;

  •
  the demand for and market acceptance of our properties for rental purposes;

  •
  oversupply of office properties in our geographic markets;

  •
  the amount and growth of our expenses;

  •
  our ability to remain in compliance with the covenants under our credit facility;

  •
  tenant financial difficulties and general economic conditions, including interest rates and the effects of regulatory and fiscal uncertainty, as well as changes in market rental rates and economic conditions in our geographic markets;

  •
  defaults or non-renewal of leases;

  •
  the risks associated with the ownership of real property, including risks related to natural disasters and actual or threatened terrorist attacks;

  •
  an increase in interest rates;

  •
  geographic concentration of our properties;

  •
  concentration by industry of our tenants;

  •
  our ability to successfully close pending acquisitions;

  •
  if pending acquisitions are closed, the operating performance of those assets;

  •
  our dependence on key personnel;

  •
  the outcome of claims and litigation involving or affecting us;

S-iii

  •
  the ability to satisfy conditions necessary to close pending acquisitions;

  •
  compliance with environmental and other regulations, including real estate and zoning laws;

  •
  our failure to maintain our status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code; and

  •
  other risks and uncertainties detailed from time to time in the Company's SEC filings.

              Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends.

              For a further discussion of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, see the section entitled "Risk Factors," including the risks incorporated therein from our most recent Annual Report on Form 10-K for the year ended December 31, 2012 and our other periodic reports filed with the SEC and incorporated by reference herein.

S-iv

SUMMARY

              This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read "Risk Factors" for more information about important risks that you should consider before investing in our common stock.

 Franklin Street Properties Corp.

              We are a real estate investment trust, or REIT, focused on commercial real estate investments in office markets throughout the United States. Our principal revenue sources include rental income from real estate leasing, interest income from secured loans made on office properties and fee income from asset/property management.

              As of March 31, 2013, the Company owned and operated a portfolio of 37 properties located across 13 states, held a non-controlling common stock interest in 15 corporations organized to operate as REITs, which we refer to as Sponsored REITs, held a non-controlling preferred stock interest in two Sponsored REITs, and held seven promissory notes secured by mortgages on real estate owned by Sponsored REITs.

              We are a corporation organized under the laws of the State of Maryland that operates in a manner intended to qualify as a REIT for federal income tax purposes. Our common stock is traded on the NYSE MKT under the symbol "FSP."

              Our principal executive offices are located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880. The telephone number of our principal executive office is (781) 557-1300. Our website address is www.franklinstreetproperties.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission, or SEC.

Investment Strategy

              Our investment objectives are to create shareholder value by increasing revenue from rental, dividend and interest income and net gains from sales of properties and increase the cash available for distribution in the form of dividends to our stockholders. We expect that we will continue to derive real estate revenue from secured loans to Sponsored REITs and fees from asset management, property management and investor services. We may also acquire additional real properties by direct purchase or by acquisition of Sponsored REITs, though we have no obligation to acquire or offer to acquire any Sponsored REIT in the future.

              From time to time, as market conditions warrant, we may sell properties owned by us. When we sell a property, we either distribute some or all of the sale proceeds to our stockholders as a distribution or retain some or all of such proceeds for investment in real properties or other corporate activities. We may acquire, and have acquired, real properties in any geographic area of the United States and of any property type.

              We rely on the following principles in selecting real properties for acquisition and managing them after acquisition:

  •
  we seek to buy or develop investment properties at a price which produces value for investors and avoids overpaying for real estate merely to outbid competitors;

  •
  we seek to buy or develop properties in excellent locations with substantial infrastructure in place around them and avoid investing in locations where the future construction of infrastructure is speculative;

  •
  we seek to buy or develop properties that are well-constructed and designed to appeal to a broad base of users and avoid properties where quality has been sacrificed for cost savings in construction or which appeal only to a narrow group of users;

  •
  we aggressively manage, maintain and upgrade our properties and refuse to neglect or undercapitalize management, maintenance and capital improvement programs; and

  •
  we believe that we have the ability to hold properties through down cycles because we generally operate without significant leverage, which could place the properties at risk of foreclosure. As of March 31, 2013, none of our 37 properties was subject to mortgage debt.

Properties

              The information presented below provides the weighted average GAAP rent per square foot for the three months ending March 31, 2013 for our properties and weighted occupancy square feet and percentages. GAAP rent includes the impact of tenant concessions and reimbursements. This table does not include information about properties held by our investments in nonconsolidated REITs or those to which we have provided Sponsored REIT Loans.

Property Name	City	State	Year Built or Renovated	Net Rentable Square Feet	Weighted Occupied Sq. Ft.	Weighted Occupied Percentage as of March 31, 2013(a)	Weighted Average Rent per Occupied Square Feet(b)
Park Seneca	Charlotte	NC	1969	109,674	85,162	77.7%	$15.75
Forest Park	Charlotte	NC	1999	62,212	62,212	100.0%	13.66
Meadow Point	Chantilly	VA	1999	138,537	128,341	92.6%	26.84
Innsbrook	Glen Allen	VA	1999	298,456	294,128	98.6%	17.42
East Baltimore	Baltimore	MD	1989	325,445	207,959	63.9%	25.41
Loudoun Tech Center	Dulles	VA	1999	135,888	135,888	100.0%	15.89
Stonecroft	Chantilly	VA	2008	111,469	111,469	100.0%	38.51
Emperor Boulevard	Durham	NC	2009	259,531	259,531	100.0%	36.15
East total				1,441,212	1,284,690	89.1%	24.81
Northwest Point	Elk Grove Village	IL	1999	176,848	176,848	100.0%	19.78
909 Davis Street	Evanston	IL	2002	195,245	191,223	97.9%	33.58
River Crossing	Indianapolis	IN	1998	205,059	189,105	92.2%	22.12
Timberlake	Chesterfield	MO	1999	232,766	225,830	97.0%	21.78
Timberlake East	Chesterfield	MO	2000	116,197	112,723	97.0%	23.19
Lakeside Crossing	St. Louis	MO	2008	127,778	127,778	100.0%	25.23
Eden Bluff	Eden Praire	MN	2006	153,028	153,028	100.0%	27.83
121 South 8th Street	Minneapolis	MN	1974	475,303	427,250	89.9%	14.37
Midwest total				1,682,224	1,603,785	95.3%	21.98

Property Name	City	State	Year Built or Renovated	Net Rentable Square Feet	Weighted Occupied Sq. Ft.	Weighted Occupied Percentage as of March 31, 2013(a)	Weighted Average Rent per Occupied Square Feet(b)
Blue Lagoon Drive	Miami	FL	2002	212,619	212,619	100.0%	23.42
One Overton Place	Atlanta	GA	2002	387,267	370,731	95.7%	21.32
Willow Bend Office Center	Plano	TX	1999	117,217	95,508	81.5%	20.44
Park Ten	Houston	TX	1999	157,460	152,028	96.6%	27.54
Addison Circle	Addison	TX	1999	293,787	289,204	98.4%	24.74
Collins Crossing	Richardson	TX	1999	298,766	268,770	90.0%	23.55
Eldridge Green	Houston	TX	1999	248,399	248,399	100.0%	29.33
Park Ten Phase II	Houston	TX	2006	156,746	156,746	100.0%	30.44
Liberty Plaza	Addison	TX	1985	218,934	178,059	81.3%	20.30
Legacy Tennyson Center	Plano	TX	1999/2008	202,600	202,600	100.0%	17.06
One Legacy Circle	Plano	TX	2008	214,110	214,110	100.0%	28.64
East Renner Road	Richardson	TX	1999	122,300	122,300	100.0%	9.99
One Ravinia Drive	Atlanta	GA	1985	386,603	328,960	85.1%	22.19
Westchase I & II	Houston	TX	1983/2008	629,025	598,895	95.2%	29.86
South Total				3,645,833	3,438,929	94.3%	24.48
Centennial Technology Center	Colorado Springs	CO	1999	110,405	94,297	85.4%	15.77
380 Interlocken	Broomfield	CO	2000	240,184	208,264	86.7%	27.80
Greenwood Plaza	Englewood	CO	2000	196,236	75,257	38.4%	21.69
390 Interlocken	Broomfield	CO	2002	241,516	207,003	85.7%	27.91
Hillview Center	Milpitas	CA	1984	36,288	36,288	100.0%	14.49
Federal Way	Federal Way	WA	1982	117,010	54,971	47.0%	18.74
Montague Business Center	San Jose	CA	1982	145,951	145,951	100.0%	15.27
West Total				1,087,590	822,031	75.6%	22.47

Grand Total				7,856,859	7,149,434	91.0%	$23.75

(a)
Based on weighted occupied square feet for the three months ended March 31, 2013, including month-to-month tenants, divided by the Property's net rentable square footage.

(b)
Represents annualized GAAP rental revenue for three months ended March 31, 2013 per weighted occupied square foot.

Recent Developments

              On March 8, 2013, acting through a wholly-owned subsidiary, we entered into a definitive purchase agreement to acquire a 28-story, multi-tenant office building located at 999 Peachtree Street, Atlanta, Georgia for a purchase price of $157,900,000. This property, which we refer to as "999 Peachtree," contains approximately 621,007 rentable square feet of space and a parking garage. We expect that the closing of the purchase of this property will take place on or about July 1, 2013, subject to the customary closing conditions for transactions of this type.

              On April 3, 2013, acting through a wholly-owned subsidiary, we entered into a definitive purchase agreement to acquire a 43-story, multi-tenant office building located in the central business district of Denver, Colorado for a purchase price of $183,000,000. This property, which we refer to as "1999 Broadway," contains approximately 680,277 rentable square feet of space and a nearby nine-story parking garage. We expect that the closing of the purchase of this property will take place on or about July 1, 2013, subject to customary closing conditions for transactions of this type and provided that we have the right to accelerate the closing of the purchase of this property to any earlier date selected by us by providing the seller with at least seven (7) business days' advance notice.

              We expect to finance a portion of the cash purchase price for these properties with the proceeds of this offering, as well as borrowings under the revolving portion of our credit facility. This offering is not contingent upon the consummation of either of the pending acquisitions described above and we cannot assure you that either acquisition will be consummated at the price, on the terms or by the date currently contemplated, or at all.

              The following table sets forth certain information relating to each of 999 Peachtree and 1999 Broadway.

Property	Year Completed	Occupancy Percentage		Total Net Rentable Square Feet	Total Purchase Price ($MM)	Purchase Price Per Square Foot	Estimated Range of Replacement Cost Per Square Foot	Estimated Average In-Place Rent Per Square Foot	Estimated Range of Asking Rents Per Square Foot(1)
999 Peachtree	1987	95%	(2)	621,007	$157.9	$254	$350 - $400	$25	$28 - $29
1999 Broadway	1986	96%	(3)	680,277	$183.0	$269	$350 - $400	$27	$28 - $35

				1,301,284	$340.9

(1)
Based on industry reports.

(2)
As of March 31, 2013.

(3)
As of March 1, 2013.

              Significant tenants at 999 Peachtree include a law firm, which leases approximately 39% of the net rentable area, and a full-service architecture, design, engineering, construction management and program management firm, which leases approximately 12.1% of the net rentable area. Based on industry reports, we believe that the Atlanta office market has experienced five consecutive quarters of positive absorption and that the midtown Atlanta office market has experienced eight consecutive quarters of positive absorption.

              Significant tenants at 1999 Broadway include a governmental agency, which leases approximately 26% of the net rentable area, and a strategy, risk management and regulatory compliance consulting firm focused primarily on the financial services industry, which leases approximately 15% of the net rentable area. Based on industry reports, we believe that the Denver office market has experienced five consecutive quarters of positive absorption and that the downtown Denver office market has experienced two consecutive quarters of positive absorption.

              As part of our standard due diligence process in connection with the acquisition of each of these properties, we analyzed the anticipated capitalization rate we expect to derive from these two acquisitions. We define capitalization rate as net operating income, or NOI, (as defined below) from a property as a percentage of the purchase price for that property, after making adjustments to historical NOI to reflect anticipated future growth in rental rates, assumptions concerning vacancies, reserves for capital expenditures and other market conventions to estimate future stabilized NOI. NOI is a non-GAAP financial measure that we define as net income (the most directly comparable GAAP financial measure) plus selling, general and administrative expenses, depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges, interest expense, less equity in earnings of nonconsolidated REITs, interest income, management fee income, gains or losses on the sale of assets and excludes non-property specific income and expenses. We believe that the capitalization rate for each of the two properties will be in the range of approximately 6.50% to 7.0% over the first 12 months following our acquisition of them. Our definition of NOI and calculation of the capitalization rate may not be comparable to those of other REITs because of differences in accounting policies, forward adjustments to historical NOI, assumed property tax rates, expenses and other items. We caution you not to place undue reliance on our anticipated capitalization rate ranges for these properties, because they are based solely on data made available to us in the due diligence process in connection with their respective acquisitions, combined with our own experience in operating our own comparable office properties, and because each of the NOI and capitalization rate are non-GAAP measures. Our actual experience operating these properties may materially change our expectations with respect to the anticipated NOI. In addition, the actual NOI for these properties may differ materially from our expectation based on numerous other factors, including, without limitation, difficulties collecting anticipated rental revenues, actual leasing results that differ materially from our assumptions, tenant bankruptcies, property tax reassessments and unanticipated expenses at the properties that we cannot pass on to tenants, as well as the risk factors set forth in this prospectus supplement and the accompanying prospectus and documents incorporated by reference herein and therein.

              Subject to all of the foregoing, we expect that the acquisition of these two properties will be accretive to our funds from operations, or FFO, (as defined below) over the first 12 months of our operation of them. FFO is a non-GAAP financial measure that we define as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and acquisition costs of newly acquired properties that are not capitalized, plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges, and after adjustments to exclude non-cash income (or losses) from non-consolidated or Sponsored REITs, plus distributions received from non-consolidated or Sponsored REITs. Our definition of FFO and calculation of FFO may not be comparable to those of other REITs because of differences in accounting policies, forward adjustments to historical FFO, assumed property tax rates, expenses and other items.

THE OFFERING

              The following is a brief summary of certain terms of this offering.

Issuer	Franklin Street Properties Corp., a Maryland corporation
Securities Offered	15,000,000 shares of common stock, $0.0001 par value per share. We have granted the underwriters an option to purchase up to an additional 2,250,000 shares of common stock.
Shares of Common Stock Outstanding Immediately Prior to This Offering	82,937,405 shares
Shares of Common Stock Outstanding Upon Completion of This Offering	97,937,405 shares (100,187,405 shares if the underwriters exercise their option to purchase additional shares in full)(1)
NYSE MKT symbol	FSP
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $201.1 million ($231.3 million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds from this offering to fund a portion of our acquisitions of 999 Peachtree and 1999 Broadway, as described above under "—Recent Developments." Pending closing of the acquisitions, we intend to use the net proceeds from this offering to repay amounts outstanding under our senior unsecured revolving credit facility.

This offering is not contingent upon the closing of either acquisition. To the extent that either or both acquisitions are not completed, we intend to use the balance of the net proceeds from this offering to repay amounts outstanding from time to time under our senior unsecured revolving credit facility and/or for general corporate purposes, including funding future acquisitions and investments. See "Use of Proceeds."
Underwriting
Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., PNC Capital Markets LLC, RBS Securities Inc., Capital One Southcoast, Inc., TD Securities (USA) LLC and BB&T Capital Markets, a division of BB&T Securities, LLC are lenders under our senior unsecured revolving credit facility. To the extent that we use any of the net proceeds of this offering to repay borrowings outstanding from time to time under our senior unsecured revolving credit facility, such affiliates of these underwriters will receive their proportionate shares of any amount of our senior unsecured revolving credit facility that is repaid with the net proceeds of this offering. See "Underwriting."

Restrictions on Ownership and Transfer	Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with the requirements for qualification as a REIT. Among other things, our charter provides that, subject to exemption by our board in its sole and absolute discretion, no person or entity may actually or constructively own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock. See "Description of Capital Stock."
Risk Factors
Investing in our common stock involves significant risks and the purchasers of our common stock may lose their entire investment. Before deciding to invest in our common stock, please carefully read the section entitled "Risk Factors," including the risks and uncertainties incorporated therein from our most recent Annual Report on Form 10-K for the year ended December 31, 2012 and our other periodic reports filed with the SEC and incorporated by reference herein. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our operations.

(1)
Based on 82,937,405 shares of our common stock outstanding as of April 26, 2013 and excludes 1,944,428 shares of our common stock available for issuance under our 2002 Stock Incentive Plan.

SUMMARY HISTORICAL FINANCIAL DATA

              The summary historical operating other data presented below for the years ended December 31, 2010, 2011 and 2012, and the summary balance sheet data as of December 31, 2011 and 2012, have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated into this prospectus supplement by reference. The summary historical financial data for the three months ended March 31, 2012 and 2013 and as of March 31, 2012 and 2013 is derived from the historical financial information included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which is incorporated into this prospectus supplement by reference. You should read the summary historical consolidated financial data below in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement. See "Incorporation by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

	Three Months Ended March 31,		For the Year Ended December 31,
(in thousands, except per share amounts)	2013	2012	2012	2011	2010
Operating Data:
Revenues:
Rental	$43,147	$36,303	$151,656	$134,238	$113,274
Related party revenue:
Management fees and interest income from loans	1,622	2,616	10,947	4,046	2,440
Other	31	34	199	49	88

Total revenues	44,800	38,953	162,802	138,333	115,802

Expenses:
Real estate operating expenses	10,770	8,697	37,441	35,076	32,042
Real estate taxes and insurance	6,597	5,696	22,913	20,114	17,782
Depreciation and amortization	15,987	13,071	54,872	47,622	35,640
Selling, general and administrative	2,532	2,077	9,916	6,913	6,399
Interest	4,208	3,677	16,068	12,666	7,284

Total expenses	40,094	33,218	141,210	122,391	99,147

Income before interest income, equity in earnings of non-consolidated REITs and taxes on income	4,706	5,735	21,592	15,942	16,655
Interest income	1	8	51	22	25
Equity in earnings (losses) of non-consolidated REITs	(187)	391	2,033	3,685	1,266

Income before taxes on income	4,520	6,134	23,676	19,649	17,946
Taxes on income	119	79	335	267	217

Income from continuing operations	4,401	6,055	23,341	19,382	17,729

Discontinued operations:
Income from discontinued operations, net of income tax	—	(317)	(882)	2,203	4,364
Gain (loss) on sale, less applicable income tax	—	—	(14,826)	21,939	—

Total discontinued operations	—	(317)	(15,708)	24,142	4,364

Net income	$4,401	$5,738	$7,633	$43,524	$22,093

Weighted average number of shares outstanding, basic and diluted	82,937	82,937	82,937	81,857	79,826

Earnings per share, basic and diluted, attributable to:
Continuing operations	$0.05	$0.07	$0.28	$0.24	$0.22
Discontinued operations	—	—	$(0.19)	$0.29	$0.06

Net income per share, basic and diluted	$0.05	$0.07	$0.09	$0.53	$0.28

	As of March 31,		As of December 31,
(in thousands)	2013	2012	2012	2011
Balance Sheet Data
Real estate assets, net	$1,136,204	$987,003	$1,142,628	$991,225
Total assets	1,512,702	1,438,528	1,527,179	1,408,661
Bank note payable	221,750	494,000	216,750	449,000
Term loan payable	400,000	—	400,000	—
Total liabilities	658,869	527,181	662,430	487,294
Total stockholders' equity	853,833	911,347	864,749	921,367

	Three Months Ended March 31,		For the Year Ended December 31,
(in thousands)	2013	2012	2012	2011	2010
Other Data:
Net cash flows from/(used in):
Operating activities	$9,959	$12,933	$70,356	$60,961	$49,565
Investing activities	(3,186)	(36,705)	(172,289)	(218,290)	(70,848)
Financing activities	(10,758)	29,242	99,387	112,929	62,092

RISK FACTORS

              Investing in our common stock involves risks. In addition to other information in this prospectus supplement, you should carefully consider the following risks and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as other information and data set forth in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein before making an investment decision with respect to the common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in our common stock. Some statements in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein, including statements in the following risk factors, constitute forward-looking statements. See "Forward-Looking Statements."

We may fail to consummate the acquisitions of 999 Peachtree and 1999 Broadway, or may not consummate them on the terms described herein, which could have a material adverse impact on our results of operations, earnings and cash flow.

              We intend to use a portion of the net proceeds of this offering to fund the cash consideration for the acquisitions of 999 Peachtree and 1999 Broadway described under "—Recent Developments." These acquisitions are subject to customary closing conditions for transactions of these types. There can be no assurances those conditions will be satisfied. There can be no assurance that we will close on the terms described herein or at all. If we fail to consummate the acquisitions of 999 Peachtree and/or 1999 Broadway, we will have issued a significant number of additional shares of our common stock without realizing a corresponding increase in earnings and cash flow from acquiring those properties, which could result in significant dilution to our existing stockholders. There can be no assurances that we will secure attractive alternative investments, which may cause our future operating results to fall short of expectations. In addition, we will have broad authority to use the net proceeds of this offering for other corporate purposes, which may not be accretive to our results of operations. As a result, our failure to consummate the acquisitions of 999 Peachtree and/or 1999 Broadway could have a material adverse impact on our results of operations and the market price of our common stock.

If we consummate the acquisition of 999 Peachtree and 1999 Broadway, we may not be able to achieve the anticipated financial and operating results, which could adversely affect our operating results.

              We believe that the acquisitions of 999 Peachtree and 1999 Broadway will enhance our future financial performance, including our net earnings, NOI and FFO. Our belief is subject to risks, uncertainties and other factors, many of which are beyond our control, and is based on certain assumptions, many of which are described above under "Recent Developments" and are uncertain in nature. As a result, the actual performance of the properties we are proposing to acquire may differ materially from our anticipated results. If 999 Peachtree and 1999 Broadway fail to perform as expected, our business, financial condition, results of operations and ability to make distributions to our stockholders could be materially and adversely affected.

We may be responsible for unknown material liabilities associated with 999 Peachtree and 1999 Broadway, which could adversely affect our business and for which we have limited recourse against the sellers.

              We may be exposed to liabilities relating to the acquired properties that we may have failed to discover prior to entering into the purchase agreement or that may arise after the acquisitions are completed. These liabilities may include liabilities that arise from litigation or non-compliance with environmental laws by prior owners for which we, as a successor owner, may be responsible. In the event that the sellers breach any of their representations or warranties, our sole and exclusive remedy is to pursue a claim against the sellers for actual damages which may not exceed $1,750,000, in the case of 999 Peachtree, and $2,500,000, in the case of 1999 Broadway, subject to minimum thresholds and other limitations. Such limited recourse may not be sufficient or available to cover our liabilities in which case our financial condition and results of operations may be adversely affected.

The market price and trading volume of our common stock may be volatile following this offering.

              The per share trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the purchase price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

              Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

  •
  actual or anticipated variations in our quarterly operating results or dividends;

  •
  changes in our funds from operations or earnings estimates;

  •
  publication of research reports about us or the real estate industry;

  •
  prevailing interest rates;

  •
  the market for similar securities;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any additional debt we incur in the future;

  •
  additions or departures of key management personnel;

  •
  actions by institutional stockholders;

  •
  market reaction to any compensation arrangements we may adopt in the future;

  •
  the realization of any of the other risk factors presented in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein;

  •
  the extent of investor interest in our securities;

  •
  the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

  •
  our underlying asset value;

  •
  changes in tax laws;

  •
  future debt or equity issuances;

  •
  failure to meet earnings estimates;

  •
  failure to meet the REIT qualification requirements and maintain our REIT status;

  •
  general economic and financial market conditions; and

  •
  changes in our financial condition, results of operations and prospects.

              In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

You may experience significant dilution as a result of this offering, which may adversely affect the per share trading price of our common stock.

              This offering may have a dilutive effect on our earnings per share and funds from operations per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. The actual amount of dilution from this offering, or from any future offering of common or preferred stock, will be based on numerous factors, particularly the uses of proceeds and the returns generated by such uses, and cannot be determined at this time. The per share trading price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.

USE OF PROCEEDS

              We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $201.1 million ($231.3 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering to (i) fund the pending acquisitions of 999 Peachtree and 1999 Broadway described above under "—Recent Developments," (ii) repay amounts outstanding from time to time under our senior unsecured revolving credit facility and/or (iii) for general corporate purposes.

              We intend to use a portion of the net proceeds of this offering, in addition to borrowings from our senior unsecured revolving credit facility, to fund the cash consideration for the acquisitions of 999 Peachtree and 1999 Broadway. Pending closing of the acquisitions, we intend to use a portion of the net proceeds to repay indebtedness under our senior unsecured credit facility. To the extent either or both acquisitions are not completed, we intend to use the balance of the net proceeds to repay indebtedness under our senior unsecured credit facility and for general corporate purposes, including funding future acquisitions and investments. As of March 31, 2013, we had approximately $221.8 million outstanding under our unsecured revolving credit facility, and as of the date of this prospectus supplement $221.8 million was outstanding under our unsecured revolving credit facility. Borrowings under the facility currently bear interest at a rate equal either to (i) LIBOR plus 135 to 190 basis points depending on our total leverage ratio at the time of the borrowing (LIBOR plus 145 basis points, or 1.65% at March 31, 2013) or (ii) the bank's base rate plus 35 to 90 basis points depending on our total leverage ratio at the time of the borrowing (the bank's base rate plus 45 basis points, or 3.70% at March 31, 2013). Our senior unsecured revolving credit facility matures on September 27, 2016 (which maturity may be extended for an additional year at our option subject to certain conditions).

              Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., PNC Capital Markets LLC, RBS Securities Inc., Capital One Southcoast, Inc., TD Securities (USA) LLC and BB&T Capital Markets, a division of BB&T Securities, LLC (underwriters in this offering) are lenders under our senior unsecured revolving credit facility. As described above, we may use a portion of the net proceeds from this offering to repay the borrowings outstanding from time to time under our senior unsecured revolving credit facility. As a result, these affiliates will receive their proportionate share of any amount of the senior unsecured revolving credit facility that is repaid with the proceeds of this offering.

              Pending application of cash proceeds, we will invest the net proceeds from this offering in interest-bearing accounts and short-term, interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

 CAPITALIZATION

              The following table sets forth our actual cash and cash equivalents and consolidated capitalization as of March 31, 2013 and our cash and cash equivalents and consolidated capitalization as of March 31, 2013, adjusted to give effect to this offering and the application of the net proceeds therefrom to reducing the amount outstanding under our senior unsecured credit facility. No adjustments have been made to reflect normal course operations by us or other developments with our business after March 31, 2013, including the funding of the cash consideration for (or indebtedness incurred in connection with) our expected acquisitions of 999 Peachtree and 1999 Broadway. As a result, the as adjusted information provided below is not indicative of our actual cash and cash equivalents position or consolidated capitalization as of any date. You should read this table in conjunction with "Use of Proceeds" in this prospectus supplement and the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus supplement.

	As of March 31, 2013
(in thousands)	Actual	As Adjusted(1)
	(in thousands, except share amounts)
Cash and cash equivalents	$17,282	$17,282

Debt
Bank note payable(2)	$221,750	$20,700
Term loan payable	400,000	400,000
Equity
Preferred stock, $0.0001 par value; 20,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted
Common stock, par value, $0.0001; 180,000,000 shares authorized; 82,937,405 shares issued and outstanding, actual; 97,937,405(3) shares issued and outstanding, as adjusted	8	10
Additional paid-in capital	1,042,876	1,243,924
Accumulated other comprehensive loss	(778)	(778)
Earnings (distributions) in excess of accumulated earnings/distributions	(188,273)	(188,273)

Total stockholders' equity	853,833	1,054,883
Total capitalization	$1,475,583	$1,475,583

(1)
Does not reflect the payment of the cash consideration for (or indebtedness incurred in connection with) our acquisitions of 999 Peachtree and 1999 Broadway. We intend to pay the purchase prices using cash on hand (including from any remaining net proceeds of this offering) and borrowings under our senior unsecured revolving credit facility.

(2)
We have requested a draw down of $5,000,000 from our senior unsecured revolving credit facility and we expect to receive such amount on or about May 14, 2013.

(3)
Excludes (i) 2,250,000 shares of our common stock issuable upon the exercise of the underwriters' option to purchase additional shares in full and (ii) 1,944,428 shares of our common stock available for issuance under our 2002 Stock Incentive Plan.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

              Our authorized capital stock consists of 180,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors may amend our articles of incorporation, without any vote or consent of our stockholders, to increase or decrease the aggregate number of shares of common stock or preferred stock or the number of shares of any class that we have authority to issue. In its sole discretion and without limitation, our board may also classify or reclassify any unissued shares of our capital stock, whether authorized now or in the future, by setting, altering or eliminating any feature of such shares from time to time before they are issued, including but not limited to the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of such shares and any limitations as to dividends and any restrictions on such shares.

              Currently, no shares of our preferred stock are issued or outstanding. Our board of directors may authorize from time to time, without further action by our stockholders, the issuance of shares of preferred stock in one or more separately designated classes. Our board may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of each class of our preferred stock.

Voting Rights

              Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors. Holders of shares of our common stock have no conversion, sinking fund or preemptive rights to subscribe for any of our securities. Shares of our common stock have equal dividend, distribution, liquidation and other rights and have no preference or exchange rights.

Ownership Limits and Transfer Restrictions

              To maintain our qualification as a REIT, among other things, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly (taking into account certain constructive ownership rules under the Internal Revenue Code of 1986, as amended, or the tax code), by five or fewer individuals. Our articles of incorporation provide that no person may beneficially or constructively own more than 9.8% of the number or value of our outstanding shares, unless exempted by our board in its sole and absolute discretion. Our articles of incorporation also provide that no person may transfer or acquire our shares to the extent that doing so would result in our outstanding shares being beneficially owned by fewer than 100 persons, and that no person may transfer, acquire or beneficially or constructively own shares to the extent that doing so would result in our violating the 50% ownership limitation described in the first sentence of this section or would otherwise result in our failing to qualify as a REIT.

              Any person who acquires or transfers shares of our capital stock in violation of these ownership restrictions must immediately give us written notice or, in the event of an attempted or intended acquisition or transfer, provide us with at least 15 days' prior written notice and must provide us with any other information that we may request in order to determine the effect, if any, of the acquisition or transfer on our status as a REIT. Beneficial, constructive and record owners of shares of our capital stock must provide us with information about their ownership as may be required for us to comply with the applicable tax regulations or to determine the effect, if any, of such ownership on our status as a REIT.

 Effect of Violation of Ownership Limits and Transfer Restrictions

Transfer to Charitable Trust

              If any attempted acquisition or transfer of our capital stock or any other event would result in (a) any person beneficially or constructively owning more than 9.8% of the number or value of our outstanding shares or (b) more than 50% in value of our outstanding shares of stock being owned, directly or indirectly (taking into account certain constructive ownership rules under the tax code), by five or fewer individuals, as described above, or otherwise in our failing to qualify as a REIT, then the number of shares being transferred or acquired that would cause such person to violate these ownership restrictions will be transferred automatically by operation of law to a trust for the benefit of a qualified charitable beneficiary selected by us. The transfer to the trust will be effective as of the close of business on the business day prior to the date of the purported transfer or acquisition, and the proposed transferee or acquiree, including any purported beneficial or record holder, will acquire no rights to such shares.

              In addition, if the transfer to the charitable trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void ab initio.

              The trustee will be appointed by us and be unaffiliated with us and any purported transferee or owner. Prior to a sale of any of the shares by the trust, the trustee will receive, in trust for the charitable beneficiary designated by us, all dividends and other distribution rights and voting rights with respect to such shares and may also exercise all voting rights with respect to such shares.

              The trustee of the trust must:

  •
  within 20 days of receiving notice from us of the transfer of shares to the trust use best efforts to sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors;

  •
  distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares (or, in the event other than a transfer or a transfer for no consideration, such as a gift, the market price of the shares on the date of the violative transfer) and the net sales proceeds received by the trust for the excess shares; and

  •
  in either case above, distribute any proceeds in excess of the amount distributable to the prohibited transferee or owner, as applicable, to the charitable organization selected by us as beneficiary of the trust.

              Until the trustee has sold the shares held in trust, we have a purchase right to such shares at a price equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares (or, in the event the transfer to the prohibited transferee did not involve a purchase, the market price of the shares on the date of the violative transfer) or the market price of the shares on the date we accept the offer to purchase such shares.

              Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee's sole discretion:

  •
  to rescind as void any vote cast by a purported transferee or owner, as applicable, prior to our discovery that our shares have been transferred to the trust; and

  •
  to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

              However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust.

Our Right to Redeem Shares

              Under our articles of incorporation, we have the right to redeem any shares that are acquired or transferred, or are attempted to be acquired or transferred in violation of our ownership restrictions described above (except for shares transferred to a charitable trust, as described above), at a price equal to the lesser of (a) the market price of the class of shares on the date of the violation or attempted violation (or attempted gift or devise, as applicable) or (b) the market price per share of the class of our stock to which such shares relate on the date we provide notice of such redemption. We have the right to redeem these shares for a period of 90 days after the later of the date of the violation or attempted violation or, if we do not receive notice of such event, the date our board of directors determines in good faith that it has occurred.

Board Authority to Prevent Violations of Ownership Limits

              If our board of directors or authorized committee of the board at any time determines in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own shares of our capital stock in violation of the limits described above, it will take actions as it considers advisable to refuse to give effect to or to prevent the ownership or acquisition, including, but not limited to:

  •
  authorizing us to redeem the shares;

  •
  refusing to give effect to the ownership or acquisition on our books; or

  •
  instituting proceedings to enjoin the ownership or acquisition.

Voiding Transfers

              If any attempted acquisition or transfer of our capital stock or any other event would result in our outstanding shares being owned by fewer than 100 persons, then the purported transfer or acquisition will be void ab initio and of no force and effect and the transferee or acquiree, including any purported beneficial or record holder, will acquire no rights in the shares.

              The ownership limitations described above could discourage a change in control, takeover or other transactions in which holders of some, or a majority, of our shares of capital stock might receive a premium for their shares over then prevailing market price or which stockholders might believe to otherwise be in their best interests.

Classified Board

              Our articles of incorporation and bylaws provide for our board of directors to be divided into three classes, each as nearly equal in number as possible. Each director is elected by our stockholders to serve a three-year term and until his successor is elected and qualified or until his earlier resignation, removal or death. A director may be removed only for cause based on a material breach of his duties or obligations to us, and then only by the affirmative vote of two-thirds of the votes entitled to be cast on the election of directors.

 Voting Requirements

              Our articles of incorporation provide that, notwithstanding any provision of law to the contrary, except as otherwise described in "Amendments" below, the affirmative vote of the holders of a majority of our capital stock issued and outstanding and entitled to vote shall be sufficient to approve any proposed amendment to our articles of incorporation. Our articles of incorporation also provide that, notwithstanding any provision of law to the contrary, the affirmative vote of the holders of a majority of our capital stock issued and outstanding and entitled to vote (and any additional vote of any outstanding preferred stock as may be required by the terms of such class of stock) shall be sufficient to approve any merger, consolidation, share exchange or asset transfer requiring stockholder approval.

Amendments

              Our articles of incorporation provide that to amend or repeal any of the following provisions therein requires the affirmative vote of holders of not less than 80% of our capital stock outstanding and entitled to vote, in addition to any vote of holders of then outstanding preferred stock, if any:

  •
  classification of our board of directors, including the imposition of cumulative voting in the election of directors;

  •
  removal of directors;

  •
  limitation of liability and indemnification of officers and directors;

  •
  any term or provision that the amendment of which would cause us not to qualify as a REIT (unless our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT); and

  •
  the provisions regarding amendment.

              The above is a summary and does not purport to be complete and is qualified by our articles of incorporation, which were filed as an exhibit to our Form 8-A, filed with the SEC on April 5, 2005, and our bylaws, the most recent amended and restated version of which were filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 15, 2013.

Provisions of our Articles of Incorporation, Bylaws and Maryland Law
that may have Anti-Takeover Effects

              Board of Directors.    Our Articles of Incorporation and Bylaws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. Directors are elected pursuant to a majority voting standard for the election of directors in uncontested elections and a plurality standard for the election of directors in contested elections.

              Removal of Directors by Stockholders.    Our Articles of Incorporation and Bylaws provide that members of our board of directors may only be removed for cause, and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on the election of the directors.

              Stockholder Nomination of Directors.    Our Bylaws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the mailing date of the notice of the preceding year's annual meeting.

 Directors' Liability

              Our Articles of Incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Maryland law.

Transfer Agent and Registrar for Shares of Common Stock

              American Stock Transfer & Trust Company is the transfer agent and registrar for shares of our common stock.

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

              This discussion is a supplement to, and is intended to be read together with, the discussion contained under the heading "Material United States Federal Income Tax Considerations" in the accompanying prospectus, which is incorporated by reference in this prospectus supplement. This discussion is for general information only and is not tax advice.

              The following discussion supplements and should be read together with the paragraphs under the heading "Material United States Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders" in the accompanying prospectus.

    Medicare Tax on Net Investment Income

              Effective for taxable years commencing on or after January 1, 2013, a new 3.8% Medicare contribution tax generally is imposed on the net investment income of U.S. individuals, estates and trusts whose income exceeds certain threshold amounts. For this purpose, net investment income generally will include dividends (including capital gain dividends) in respect of, and net gain from the sale of, shares of our common stock. Taxable U.S. stockholders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of our common shares.

              The following discussion supplements and should be read together with the paragraphs under the heading "Material United States Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders" in the accompanying prospectus.

    Medicare Tax on Net Investment Income for Foreign Estates and Trusts

              As discussed in more detail above under "Taxation of U.S. Stockholders—Medicare Tax on Net Investment Income," a 3.8% Medicare tax will apply to certain net investment income of taxable U.S. stockholders. The Internal Revenue Service ("IRS") has indicated in proposed Treasury regulations that this tax may be applicable to non-U.S. stockholders that are estates or trusts and have one or more U.S. beneficiaries. Non-U.S. stockholders that are estates or trusts should consult their tax advisors about the possible application of the 3.8% Medicare tax.

              The following subheading and discussion should replace the subheading "U.S. Federal Income Tax Withholding Under FATCA" and discussion under the heading "Material United States Federal Income Tax Considerations—U.S. Federal Income Tax Withholding Under FATCA" in the accompanying prospectus.

    Reporting and Withholding on Foreign Financial Accounts

              Under the Foreign Account Tax Compliance Act ("FATCA"), we may be required to withhold 30% from payments of our dividends and gross proceeds from the sale of our common shares to (i) certain foreign financial institutions unless they agree to collect and disclose to the IRS (or in certain cases to their country of residence) information regarding their direct and indirect U.S. account holders, and (ii) certain other foreign entities unless they certify certain information about their direct and indirect U.S. owners. This withholding tax is scheduled to be phased in commencing on January 1, 2014 for payments of our dividends and commencing on January 1, 2017 for payments of gross proceeds from the sale of our common shares. Under certain circumstances, a non-U.S. stockholder might be eligible for refunds or credits of such taxes. We will not pay any additional amounts in respect of any amounts held.

              In order to avoid this withholding, non-exempt foreign financial institutions will have to enter into an agreement with the IRS (unless they are resident in a country that has entered into an Intergovernmental Agreement with the U.S. that provides for an alternative regime) stipulating that they will (1) provide the IRS with certain information about direct and indirect U.S. account holders

(such as the name, address and taxpayer identification number of the holders), (2) comply with verification and due diligence procedures with respect to the identification of U.S. accounts, (3) report to the IRS certain additional information with respect to U.S. accounts maintained by them, and (4) agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information. Certain other foreign entities will need to provide the name, address, and taxpayer identification number of each substantial U.S. owner or a certification of no substantial U.S. ownership, unless certain exceptions apply. The scope of these requirements is potentially subject to material change and stockholders are urged to consult their tax advisers regarding the potential applicability of FATCA to their own situation.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, Robert W. Baird & Co. Incorporated and BMO Capital Markets Corp. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	6,000,000
Robert W. Baird & Co. Incorporated	3,000,000
BMO Capital Markets Corp.	3,000,000
PNC Capital Markets LLC	1,500,000
RBS Securities Inc.	450,000
Capital One Southcoast, Inc.	300,000
Piper Jaffray & Co.	300,000
TD Securities (USA) LLC	300,000
BB&T Capital Markets, a division of BB&T Securities, LLC	150,000

Total	15,000,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.33 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$14.00	$210,000,000	$241,500,000
Underwriting discount	$.56	$8,400,000	$9,660,000
Proceeds, before expenses, to us	$13.44	$201,600,000	$231,840,000

              The expenses of the offering, not including the underwriting discount, are estimated at $550,000 and are payable by us.

Option to Purchase Additional Shares

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 2,250,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days (45 days in the case of non-management directors) after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

  •
  offer, pledge, sell or contract to sell any common stock (except that our non-management directors, which collectively beneficially own approximately 11% of our outstanding common stock, may borrow from any margin account or loan pledged with our common stock or maintain, renew or increase any pledge in effect on the date of the lock-agreement as security for a margin account or loan pursuant to the terms of such account or loan),

  •
  sell any option or contract to purchase any common stock,

  •
  purchase any option or contract to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock,

  •
  request or demand that we file a registration statement related to the common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event if, within three days of that issuance or occurrence, Merrill Lynch, Pierce, Fenner & Smith Incorporated publishes or otherwise distributes a research report or makes a public appearance concerning us.

NYSE MKT Listing

              The shares are listed on NYSE MKT under the symbol "FSP."

Price Stabilization, Short Positions

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NYSE MKT, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as sole bookrunner and lead arranger under our senior unsecured revolving credit facility. Under this facility, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, acts as administrative agent, swing line lender and letter of credit issuer, affiliates of BMO Capital Markets Corp. and RBS Securities Inc. act as syndication agents, an affiliate of PNC Capital Markets LLC acts as documentation agent and affiliates of Capital One Southcoast, Inc., TD Securities (USA) LLC and BB&T Capital Markets, a division of BB&T Securities, LLC act as lenders. As described herein, we may use a portion of the net proceeds from this offering to repay borrowings outstanding from time to time under our senior unsecured revolving credit facility. As a result, these underwriters and their affiliates will receive their proportionate share of any amount of the senior unsecured revolving credit facility that is repaid with the proceeds of this offering.

              Robert W. Baird & Co. Incorporated has also acted as sales agent and has received commissions in connection with past "at the market" offerings conducted by us.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares may be made to the public in that Relevant Member State other than:

    A.
    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

    B.
    to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

    C.
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

              The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

              This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from

Switzerland. The securities may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

              The validity of the shares of common stock offered hereby, as well as certain legal matters relating to us, will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters related to the offering will be passed upon for the underwriters by Goodwin Procter LLP.

EXPERTS

              Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

              The SEC Commission allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document that is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

  •
  our Current Reports on Form 8-K or 8-K/A, as applicable, filed with the SEC on November 1, 2012, January 11, February 15, March 13 and April 4, 2013;

  •
  the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2013 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2012; and

  •
  the description of our common stock contained in our registration statement on Form 8-A, filed on April 5, 2005, and all amendments and reports updating that description.

              To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement and the accompanying prospectus.

              In addition, all documents and reports which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus supplement and prior to the termination of this offering are incorporated by reference in this prospectus supplement as of the respective filing dates of such documents and reports.

              You may read and copy the registration statement and any other documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov. Our reference to the SEC's

Internet site is intended to be an inactive textual reference only. We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Franklin Street Properties Corp., 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880, Attention: Investor Relations.

PROSPECTUS

FRANKLIN STREET PROPERTIES CORP.

Common Stock

        The shares of common stock, $0.0001 par value per share, of Franklin Street Properties Corp., or FSP Corp., covered by this prospectus may be offered and sold from time to time by FSP Corp. or certain selling stockholders of FSP Corp. in one or more offerings.

        This prospectus describes the general terms that may apply to sales of our common stock. We will describe the specific terms of any sale of our common stock, including the offering price of the shares, the names of any selling stockholders and the amounts of any shares of our common stock being offered or sold hereunder, in a supplement to this prospectus. This prospectus may not be used to offer or sell any shares of our common stock unless accompanied by a prospectus supplement.

        Our common stock is listed on the NYSE Amex and trades under the symbol "FSP."

        We may, and any selling stockholder may, offer and sell shares of our common stock independently or together to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any shares of our common stock, the applicable prospectus supplement will set forth any commissions or discounts. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholders.

        The last sale price of our common stock on the NYSE Amex on April 26, 2012 was $10.00 per share.

        Investing in these securities involves risks. See "Risk Factors" on page 2 of this prospectus, in the documents incorporated by reference herein and in any prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 27, 2012.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a "shelf" registration process. Under this shelf registration statement, we or certain selling stockholders may, from time to time, sell our common stock in one or more offerings.

        This prospectus describes the general manner in which our common stock may be offered by this prospectus. We will provide a prospectus supplement that will contain specific information about the terms of an offering. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the prospectus supplement. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

ABOUT FRANKLIN STREET PROPERTIES CORP.

        Our company, Franklin Street Properties Corp., or FSP Corp., is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Our common stock is traded on the NYSE Amex under the symbol "FSP". FSP Corp. is the successor to Franklin Street Partners Limited Partnership, or the FSP Partnership, which was originally formed as a Massachusetts general partnership in January 1997 as the successor to a Massachusetts general partnership that was formed in 1981. On January 1, 2002, the FSP Partnership converted into FSP Corp., which we refer to as the conversion. As a result of this conversion, the FSP Partnership ceased to exist and we succeeded to the business of the FSP Partnership. In the conversion, each unit of both general and limited partnership interests in the FSP Partnership was converted into one share of our common stock. As a result of the conversion, we hold, directly and indirectly, 100% of the interest in three former subsidiaries of the FSP Partnership: FSP Investments LLC, FSP Property Management LLC, and FSP Holdings LLC. We operate some of our business through these subsidiaries.

        We are a REIT focused on commercial real estate investments primarily in suburban office markets and currently operate in only one segment: real estate operations. The principal revenue sources for our real estate operations include rental income from real estate leasing, interest income from secured loans made on office properties and fee income from asset/property management.

        Previously we also operated in an investment banking segment, which was discontinued in December 2011. Our investment banking segment generated brokerage commissions, loan origination fees, development services and other fees related to the organization of single-purpose entities that own real estate and the private placement of equity in those entities. We refer to these entities which are organized as corporations and operated in a manner intended to qualify as REITs, as Sponsored REITs. On December 15, 2011, we announced that our broker/dealer subsidiary, FSP Investments LLC, would no longer sponsor the syndication of shares of preferred stock in newly-formed Sponsored REITs. Our decision to no longer sponsor the syndication of shares of preferred stock in newly-formed Sponsored REITs was made after judging the potential for meaningful future profit contribution to our earnings from such syndications to be limited. Our investment banking segment has been marginal in its profit contribution over the last four years and we believe time and resources may be more productively deployed elsewhere going forward.

        As of March 31, 2012, the Company owned and operated a portfolio of real estate consisting of 36 properties, managed 16 Sponsored REITs and held eight promissory notes secured by mortgages on real estate owned by Sponsored REITs, including one mortgage loan with a revolving line of credit component, one construction loan and six revolving lines of credit. From time-to-time we may acquire real estate or invest in real estate by making secured loans on real estate or by acquiring our

Sponsored REITs, although we have no legal or any other enforceable obligation to acquire or to offer to acquire any Sponsored REIT. We may also pursue on a selective basis the sale of our properties to take advantage of the value creation and demand for our properties, or for geographic or property specific reasons.

        Our principal executive offices are located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880. The telephone number of our principal executive office is (781) 557-1300. Our website address is www.franklinstreetproperties.com.

        For additional information about FSP Corp. and our business, see "Where You Can Find More Information", below.

        We use the terms "FSP Corp.", the "company", "we", "us" and "our" in this prospectus to refer to the business of Franklin Street Properties Corp. and its subsidiaries unless otherwise noted.

RISK FACTORS

        An investment in our common stock involves significant risks. You should carefully consider the risk factors contained in any prospectus supplement and in our filings with the Securities and Exchange Commission, as well as all of the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus, including the risks and uncertainties described under the heading "Risk Factors" included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, before you decide to invest in our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other reports with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.franklinstreetproperties.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC's Public Reference Room at the SEC's principal office, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 800 SEC 0330 for further information on the operation of the Public Reference Room.

        This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and our common stock being registered hereby. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-32470) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) prior to the termination of the offering of the shares of our common stock under the registration statement:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 21, 2012, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2012 Annual Meeting of Stockholders;

  •
  Our Current Report on Form 8-K filed with the SEC on March 1, 2012; and

  •
  The description of our common stock contained in our Form 8-A, filed with the SEC on April 5, 2005.

        A statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide, without charge, to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address or phone number:

Franklin Street Properties Corp.
401 Edgewater Place, Suite 200
Wakefield, MA 01880
(781) 557-1300
Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The forward-looking statements may contain information which is based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States, disruptions in the debt markets, economic conditions in the markets in which we own properties, risks of a lessening of demand for the types of real estate owned by us, changes in government regulations and regulatory uncertainty, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We may not update any of the forward-looking statements after the date this prospectus is filed to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 180,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

        Each outstanding share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors. Holders of shares of our common stock have no conversion, sinking fund or preemptive rights to subscribe for any securities of the Registrant. Shares of our common stock have equal dividend, distribution, liquidation and other rights and have no preference or exchange rights.

        Currently, no shares of our preferred stock are issued or outstanding. Our Board of Directors may authorize from time to time, without further action by our stockholders, the issuance of shares of preferred stock in one or more separately designated classes. The Board may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the shares of each class of our preferred stock.

        To maintain our qualification as a REIT, among other things, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly (taking into account certain constructive ownership rules under the Internal Revenue Code of 1986, as amended, or the tax code), by five or fewer individuals. Our Articles of Incorporation provide that no person may beneficially or constructively own more than 9.8% of the number or value of our outstanding shares, unless exempted by our Board in its sole and absolute discretion. Our Articles of Incorporation also provide that no person may transfer or acquire our shares to the extent that doing so would result in our outstanding shares being beneficially owned by fewer than 100 persons, and that no person may transfer, acquire or beneficially or constructively own shares to the extent that doing so would result in our violating the 50% ownership limitation described in the first sentence of this section or would otherwise result in our failing to qualify as a REIT.

        Our Articles of Incorporation also provide that on an annual basis we will use our best efforts to redeem any shares of our common stock from holders who desire to sell them. The purchase price paid by us will be 90% of the fair market value of the shares purchased, as determined by our Board of Directors in its sole and absolute discretion after consultation with an adviser selected by our Board. We have no obligation to redeem shares of our common stock during any period that our common stock is listed for trading on a national securities exchange.

        The above is a summary and does not purport to be complete and is qualified by our Articles of Incorporation, which were filed as an exhibit to our Form 8-A, filed with the SEC on April 5, 2005, and our Bylaws, which were filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on December 21, 2010.

Provisions of our Articles of Incorporation, Bylaws and Maryland Law that may have Anti-Takeover Effects

        Board of Directors.    Our Articles of Incorporation and Bylaws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. At the 2012 annual meeting of stockholders, our stockholders will consider a proposal that has been recommended by our board of directors to approve an amendment to our Articles of Incorporation relating to declassification of our board of directors.

        Removal of Directors by Stockholders.    Our Articles of Incorporation and Bylaws provide that members of our board of directors may only be removed for cause , and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on the election of the directors.

        Stockholder Nomination of Directors.    Our Bylaws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the mailing date of the notice of the preceding year's annual meeting.

Directors' Liability

        Our Articles of Incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Maryland law.

USE OF PROCEEDS

        We anticipate that we will use the net proceeds from the sale of our common stock by us for general corporate purposes, which may include the repayment of debt, the financing of potential acquisitions, the provision of lines of credit and other loans to our sponsored entities, the funding of capital improvements on our portfolio companies' properties, the funding of working capital and other purposes described in any prospectus supplement. Unless otherwise set forth in a prospectus supplement, to the extent any shares of our common stock registered under this registration statement are for the account of selling stockholders, we will not receive any of the proceeds of the sale of such shares by such stockholders.

SELLING STOCKHOLDERS

        We may register shares of our common stock covered by this prospectus for re-offers and resales by any selling stockholders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, we may add secondary sales of shares of our common stock by any selling stockholders by filing a prospectus supplement with the SEC. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. A selling stockholder may resell all, a portion or none of its shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of our common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. A prospectus supplement for any selling stockholders will name the selling stockholder, the amount of shares to be registered and sold and any other terms of the shares of our common stock being sold by such selling stockholder.

PLAN OF DISTRIBUTION

        We may sell shares of our common stock:

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  to or through underwriters;

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  through dealers;

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  through agents;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

        In addition, we may issue our common stock as a dividend or distribution or in a subscription rights offering to our existing stockholders.

        We may directly solicit offers to purchase shares of our common stock, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of shares of our common stock through any of these methods or other methods described in the applicable prospectus supplement.

        The distribution of shares of our common stock may be effected from time to time in one or more transactions:

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  at a fixed price, or prices, which may be changed from time to time;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of shares of our common stock and any applicable restrictions.

        The applicable prospectus supplement with respect to any distribution of our common stock will describe the terms of the offering of the common stock, including the following:

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  the name of the agent or any underwriters;

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  the public offering or purchase price;

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  any discounts and commissions to be allowed or paid to the agent or underwriters;

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  all other items constituting underwriting compensation;

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  any discounts and commissions to be allowed or paid to dealers; and

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  any exchanges on which shares of our common stock will be listed.

        If any underwriters or agents are utilized in the sale of shares of our common stock in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

        If a dealer is utilized in the sale of shares of our common stock in respect of which the prospectus is delivered, we will sell such shares of common stock to the dealer, as principal. The dealer may then resell such shares of common stock to the public at varying prices to be determined by such dealer at the time of resale.

        If we offer shares of our common stock in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the shares of our common stock they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

        Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase shares of our common stock from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of shares of common stock sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

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  the purchase by an institution of shares of our common stock covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

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  if the shares of our common stock are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such shares of common stock not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

        In order to facilitate the offering of shares of our common stock, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of shares of our common stock or any other securities the prices of which may be used to determine payments on such shares of our common stock. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of shares of our common stock or of any such other securities, the underwriters may bid for, and purchase, shares of our common stock or any such other securities in the open market. Finally, in any offering of shares of our common stock through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of our common stock in the offering if the syndicate repurchases previously distributed shares of our common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of shares of our common stock above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

        Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your shares of our common stock may be more than three scheduled business days after the trade date for your shares of our common stock. Accordingly, in such a case, if you wish to trade shares of our common stock on any date prior to the third business day before the original issue date for your shares of our common stock, you will be required, by virtue of the fact that your shares of our common stock initially are expected to settle in more than three scheduled business days after the trade date for your shares of our common stock, to make alternative settlement arrangements to prevent a failed settlement.

        Shares of our common stock may be new issues of shares of our common stock and may have no established trading market. Shares of our common stock may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the shares of our common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general summary of the material United States federal income tax considerations associated with the ownership and disposition of our common stock. The following summary is not exhaustive of all possible tax considerations. Moreover, the summary contained herein does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal tax circumstances, or to certain types of stockholders subject to special treatment under federal income tax laws, including insurance companies, tax-exempt organizations (except to the extent discussed below under the heading "Taxation of Tax-Exempt Stockholders"), financial institutions, broker-dealers, and foreign corporations and persons who are not subject to United States taxation on their worldwide income (except to the extent discussed below under the heading "Taxation of Non-U.S. Stockholders").

        We have elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, which we refer to as the tax code. Generally, a company that meets the eligibility requirements for treatment as a real estate investment trust and that elects to be so treated is not subject to federal income tax on the income it distributes to its stockholders. We believe that we have been organized and have operated in a manner so as to meet these eligibility requirements; however, there can be no assurance that we have qualified or will remain qualified as a REIT. Our counsel, Wilmer Cutler Pickering Hale and Dorr LLP, has rendered its opinion, based upon various assumptions specified therein and upon our representations as to, among other things, our organization, ownership and operations that we qualified to be taxed as a real estate investment trust for each taxable year beginning with our taxable year ending December 31, 2002 and that our organization, ownership and proposed method of operation, will enable us to continue to qualify as a real estate investment trust. Qualification as a REIT, however, depends upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements (discussed in greater detail below) relating to, among other things, the sources of our income, the nature of our assets, the level of our distributions and the diversity of our share ownership. Wilmer Cutler Pickering Hale and Dorr LLP has not reviewed and will not review these results on an independent or ongoing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, there can be no assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the tax code for any particular taxable year.

        The statements in this summary are, and the opinion of Wilmer Cutler Pickering Hale and Dorr LLP is, based on the provisions of the tax code, applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings all as in effect on the date rendered. Neither the statements below nor the opinion is binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, possibly adversely.

        EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO THE STOCKHOLDER OF THE OWNERSHIP AND DISPOSITION OF STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, AS WELL AS POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

 Tax Consequences of REIT Election

        Introduction.    We have elected under Section 856 of the tax code to be taxed as a REIT. Subject to the risks described above, we intend to continue to be taxed as a REIT.

 Taxation of FSP Corp.

        General.    If we continue to qualify as a REIT, we generally will not be subject to federal corporate income taxes on our net income to the extent that the income is currently distributed to our stockholders. The benefit of this tax treatment is that it substantially eliminates the "double taxation" resulting from the taxation at both the corporate and stockholder levels that generally results from owning stock in a corporation. Accordingly, our income generally will be subject to taxation solely at the stockholder level upon a distribution by us. We will, however, be required to pay certain federal income taxes, including in the following circumstances:

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  We will be subject to federal income tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which such income is earned.

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  We will be subject to the "alternative minimum tax" with respect to our undistributed alternative minimum taxable income.

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  We will be subject to a 100% tax on net income from certain sales or other dispositions of property that we hold primarily for sale to customers in the ordinary course of business, also known as "prohibited transactions".

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, both described below, but nevertheless qualify as a real estate investment trust, we will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by (ii) a fraction intended to reflect our profitability.

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  If we fail to satisfy the asset tests (other than certain de minimis failures), described below, then we must dispose of the non-qualifying assets and we will be subject to a tax equal to the greater of $50,000 and the highest corporate tax rate multiplied by the income generated by the non-qualifying assets for the period beginning with the first date of the failure and ending on the date that we disposed of the assets.

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  If we fail to distribute during the calendar year at least the sum of (i) 85% of our real estate investment trust ordinary income for such year, (ii) 95% of our real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount actually distributed to our stockholders.

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  We may elect to retain and pay income tax on some or all of our long-term capital gain, as described below.

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  We may be subject to a 100% excise tax on transactions with any of our taxable REIT subsidiaries that are not conducted on an arm's-length basis.

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  If we fail to satisfy one or more of certain other requirements for real estate investment trust qualification for reasonable cause and not due to willful neglect, then in order to avoid disqualification as a real estate investment trust, we would be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification as a Real Estate Investment Trust

        Introduction.    In order to qualify as a real estate investment trust for federal income tax purposes a REIT must elect (or have elected, and have not revoked its election) to be treated as a REIT and must satisfy certain statutory tests relating to, among other things, (i) the sources of its income, (ii) the nature of its assets, (iii) the amount of its distributions, and (iv) the ownership of its stock. We have elected to be treated as a REIT and have endeavored, and we will continue to endeavor, to satisfy the tests for REIT qualification.

        A real estate investment trust may own a "qualified REIT subsidiary." A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by a real estate investment trust, and for which subsidiary no election has been made to treat it as a "taxable REIT subsidiary" (as discussed below). A corporation that is a qualified REIT subsidiary is not treated as a corporation separate from its parent REIT for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction and credit of the parent REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income deduction and credit. Similar treatment will apply with respect to any other entities owned by us that are disregarded as separate entities for federal income tax purposes.

        In the event that we become a partner in a partnership, for purposes of determining our qualification as a REIT under the tax code, we will be deemed to own a proportionate share (based upon our share of the capital of the partnership) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and income of the partnership so attributed to us will retain their same character as in the hands of the partnership.

        A real estate investment trust may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income, as described below, if earned directly by the parent real estate investment trust and may own assets that would not be qualifying assets, as described below, if owned directly by a REIT. Both the subsidiary and the parent real estate investment trust must jointly elect to treat the subsidiary as a taxable REIT subsidiary. Overall, not more than 25% (20% for taxable years beginning on or before July 30, 2008) of the value of a REIT's assets may consist of securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary will pay tax at regular corporate rates on any income that it earns. There is a 100% excise tax imposed on certain transactions involving a taxable REIT subsidiary and its parent real estate investment trust that are not conducted on an arm's-length basis. An election has been made to treat FSP Investments LLC and FSP Protective TRS Corp., both wholly owned subsidiaries of ours, as taxable REIT subsidiaries. Such subsidiaries pay corporate income tax on their respective amounts of taxable income and their after-tax net income will be available for distribution to us, generally as a dividend.

        Income Tests—General.    We must satisfy annually two tests regarding the sources of our gross income in order to maintain our real estate investment trust status. First, at least 75% of our gross income, excluding gross income from certain "dealer" sales and certain foreign currency exchange gains, for each taxable year generally must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income, also known as the "75% gross income test". Qualifying income for purposes of the 75% gross income test generally includes:

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  "rents from real property" (as described below);

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  interest from debt secured by mortgages on real property or on interests in real property;

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  dividends or other distributions on, and gain from the sale of, shares in other real estate investment trusts;

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  gain from the sale or other disposition of real property or mortgages on real property;

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  amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received as consideration for entering into agreements to make loans secured by mortgages on real property or on interests in real property or agreements to purchase or lease real property; and

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  certain investment income attributable to temporary investment of capital that we raise.

        Second, at least 95% of our gross income, excluding gross income from certain "dealer" sales and certain foreign currency exchange gains, for each taxable year generally must consist of income that is qualifying income for purposes of the 75% gross income test, as well as dividends, other types of interest, and gain from the sale or disposition of stock or securities, also known as the "95% gross income test."

        Income Tests—Rents from Real Property.    Rent that we receive from real property that we own and lease to tenants will qualify as "rents from real property" if the following conditions are satisfied:

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  First, the rent must not be based, in whole or in part, on the income or profits of any person. An amount will not fail to qualify as rent from real property solely by reason of its being based on a fixed percentage (or percentages) of sales or receipts.

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  Second, neither we nor any direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% (by vote or value) or more of the tenant from which we collect the rent.

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  Third, any rent received under a lease that is attributable to personal property will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with the real property constitutes no more than 15% of the total rent received under the lease.

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  Finally, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. We may provide services directly, however, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered "primarily for the occupant's convenience." In addition, we may render, other than through an independent contractor, a de minimis amount of "non-customary" services to the tenants of a property as long as our income from such services does not exceed 1% of our gross income from the property.

        Although no assurances can be given that either of the gross income tests have been or will be satisfied in any given year, we believe that our operations have allowed and will allow us to meet both the 75% gross income test and the 95% gross income test. Such belief as to future years is premised in large part on our expectation that substantially all of the amounts that we receive with respect to our properties will qualify as "rents from real property." Stockholders should be aware, however, that there are a variety of circumstances, as described above, in which rent received from a tenant will not be treated as rents from real property.

        Income Tests—Failure to Satisfy Gross Income Tests.    If we fail to satisfy either or both of the 75% or 95% gross income tests for a taxable year, we could nevertheless qualify as a real estate investment trust for that year if we are eligible for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

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  Following our identification of the failure to meet the gross income test for the taxable year, a description of each item of our gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year filed in accordance with regulations to be prescribed by the Treasury Secretary; and

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  Our failure to meet the gross income test was due to reasonable cause and not due to willful neglect.

        It is not possible to state whether we would be entitled to the benefit of the above relief provisions in a particular circumstance that might arise in the future. Furthermore, as discussed above under "Taxation of FSP Corp.—General," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction that reflects our profitability.

        Asset Tests.    We also must satisfy the following four tests relating to the nature of our assets at the close of each quarter of our taxable year.

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  First, at least 75% of the value of our total assets must consist of cash or cash items (including receivables), government securities, "real estate assets," or qualifying temporary investments, also known as the "75% asset test";

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  Second, no more than 25% of the value of our total assets may be represented by securities other than those that are qualifying assets for purposes of the 75% asset test, also known as the "25% asset test";

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  Third, of the investments included in the 25% asset test, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets, and we may not own 10% or more of the total combined voting power or 10% or more of the total value of the securities of any issuer, unless we and such issuer make an election to treat the issuer as a taxable REIT subsidiary or the issuer is a "disregarded entity" or partnership for federal income tax purposes or is itself a REIT (the "securities asset test"); and

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  Fourth, while we may own up to 100% of the stock of a corporation that elects to be treated as a taxable REIT subsidiary for federal income tax purposes, the total value of our stock ownership in one or more taxable REIT subsidiaries may not exceed 25% (20% for taxable years beginning on or before July 30, 2008) of the value of our gross assets.

        We intend to operate so that we will not acquire any assets that would cause us to violate any of the asset tests. If, however, we should fail to satisfy any of the asset tests at the end of a calendar quarter, we would not lose our real estate investment trust status if (1) we satisfied the asset tests at the close of the preceding calendar quarter, and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we could still avoid disqualification as a real estate investment trust by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

        We may also be able to avoid disqualification as a real estate investment trust as a result of a failure of the asset tests if:

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  Such failure is a failure to meet the securities asset test and is due to the ownership of securities the total value of which does not exceed the lesser of $10 million and 1% of the total value of our assets at the end of the quarter, which is referred to as the de minimis threshold, and we dispose of the securities in order to satisfy the securities asset test within six months after the last day of the quarter in which we identified the failure or such other time period prescribed by the Treasury Secretary and in the manner prescribed by the Treasury Secretary; or

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  In the case of any other failure, (1) we prepare a schedule that sets forth each asset that causes us to fail the asset test and file such schedule in accordance with regulations to be prescribed by the Treasury Secretary, (2) the failure to satisfy the asset test is due to reasonable cause and is not due to willful neglect, (3) we dispose of the assets set forth on the schedule within six months after the last day of the quarter in which we identified the failure or such other time period prescribed by the Treasury Secretary and in the manner prescribed by the Treasury Secretary and (4) we pay a tax equal to the greater of $50,000 or an amount equal to the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset for the period beginning on the first date of the failure and ending on the date that we disposed of the asset.

        Distribution Requirements.    Each taxable year, we must distribute dividends to our stockholders in an amount at least equal to:

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  90% of our "real estate investment trust taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss; minus

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  Certain items of noncash income.

        We must make such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular distribution date after such declaration. Further, if we fail to meet the 90% distribution requirement as a result of an adjustment to our tax returns, we may, if the deficiency is not due to fraud with intent to evade tax or a willful failure to file a timely tax return, and if certain other conditions are met, retroactively cure the failure by paying a deficiency dividend (plus interest to the IRS) to our stockholders.

        We will be subject to federal income tax on our taxable income, including net capital gain that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year, or, in the case of distributions with declaration and record dates falling within the last three months of the calendar year, by the end of the January following such calendar year, at least the sum of:

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  85% of our real estate investment trust ordinary income for such year;

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  95% of our real estate investment trust capital gain income for such year; and

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  Any of our undistributed taxable income from prior periods,

        we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amount actually distributed. If we elect to retain and pay income tax on the net capital gain that we receive in a taxable year, we will be deemed to have distributed any such amount for the purposes of the 4% excise tax described in the preceding sentence.

        We intend to make distributions to holders of our common stock in a manner that will allow us to satisfy the distribution requirements described above. It is possible that, from time to time, our pre-distribution taxable income may exceed our cash flow and that we may have difficulty satisfying the distribution requirements. We intend to monitor closely the relationship between our pre-distribution taxable income and our cash flow and intend to borrow funds or liquidate assets in order to overcome any cash flow shortfalls if necessary to satisfy the distribution requirements imposed by the tax code. It is possible, although unlikely, that we may decide to terminate our real estate investment trust status as a result of any such cash shortfall. Such a termination would have adverse tax consequences to our stockholders. See "Taxation of FSP Corp.—General."

        Recordkeeping Requirements.    We must maintain records of information specified in applicable Treasury Regulations in order to maintain our qualification as a real estate investment trust. In addition, in order to avoid monetary penalties, we must request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to continue to comply with these recordkeeping requirements.

        Ownership Requirements.    For us to qualify as a real estate investment trust, shares of our stock must be held by a minimum of 100 persons for at least 335 days in each taxable year. Further, at no time during the second half of any taxable year may more than 50% of our shares be owned, actually or constructively, by five or fewer "individuals" (which term is defined for this purpose to include certain tax-exempt entities including pension trusts). Our common stock will be held by 100 or more persons. We intend to continue to comply with these ownership requirements. Also, our charter contains ownership and transfer restrictions designed to prevent violation of these requirements.

        Failure to Qualify.    If we fail to satisfy any of the above requirements (other than the income and asset tests) for a taxable year and no relief provisions in effect for such years applied, then we could nevertheless qualify as a real estate investment trust if:

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  Such failures are due to reasonable cause and not due to willful neglect, and

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  We pay (in the manner prescribed by the Treasury Secretary in regulations) a penalty of $50,000 for each such failure.

        It is not possible to state whether we would be entitled to the benefit of the relief provisions in a particular circumstance. If such relief is not available, we would fail to qualify as a real estate investment trust.

        If we do fail to qualify as a real estate investment trust in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we did not qualify as a real estate investment trust, we would not be able to deduct amounts paid out to our stockholders. We would not be required to distribute any amounts to our stockholders in such taxable year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be characterized as dividends and would be taxable as ordinary income. Non-corporate stockholders, however, could qualify for a lower maximum tax rate on such dividends in most circumstances during 2012. Moreover, subject to certain limitations under the tax code, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we would be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which we ceased to qualify as a real estate investment trust. We cannot predict whether we would qualify for such statutory relief in a particular circumstance that might arise in the future.

Taxation of Taxable U.S. Stockholders

        As used herein, the term "taxable U.S. stockholder" means a stockholder that, for United States federal income tax purposes, is:

  •
  A citizen or resident of the United States;

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  A corporation, partnership, or other entity created or organized in or under the laws of the United States or any state or political subdivision thereof;

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  An estate the income of which is includible in gross income for United States federal income tax purposes regardless of such estate's connection with the conduct of a trade or business within the United States; or

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  Any trust with respect to which (1) a United States court is able to exercise primary supervision over the administration of such trust, and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

        For any taxable year in which we qualify as a real estate investment trust, amounts distributed to taxable U.S. stockholders will be taxed as follows.

        Distributions Generally.    Distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as a capital gain dividend) will be taken into account by such stockholder as ordinary income and will not, in the case of a corporate taxable U.S. stockholder, be eligible for the dividends received deduction. In addition, such dividends will not qualify for the lower maximum tax rate currently applicable to dividends received by non-corporate taxpayers except to the extent that they were attributable to qualified dividend income we received from other corporations during the taxable year or to certain income previously taxed to us. To the extent that we make a distribution with respect to our common stock that is in excess of our current or accumulated earnings and profits, the distribution will be treated by a taxable U.S. stockholder first as a tax-free return of capital, reducing the taxable U.S. stockholder's tax basis in our common stock, and any portion of the distribution in excess of the stockholder's tax basis in our common stock will then be treated as gain from the sale of such stock. Dividends that we declare in October, November, or December of any year payable to a taxable U.S. stockholder of record on a specified date in any such month shall be treated as both paid by us and received by stockholders on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Taxable U.S. stockholders may not include on their federal income tax returns any of our tax losses.

        Capital Gain Dividends.    Dividends to taxable U.S. stockholders that properly are designated by us as capital gain dividends will be treated by such stockholders as long-term capital gain, to the extent that such dividends do not exceed our actual net capital gain, without regard to the period for which the taxable U.S. stockholders have held our common stock. Taxable U.S. stockholders that are corporations may be required, however, to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends, like regular dividends from a real estate investment trust, are not eligible for the dividends received deduction for corporations.

        For taxable U.S. stockholders who are taxable at the rates applicable to individuals, we will classify portions of any capital gain dividend as either (1) a "regular" capital gain dividend taxable to the taxable U.S. stockholder at a maximum rate generally lower than that applicable to ordinary income or (2) an "unrecaptured Section 1250 gain" dividend taxable to the taxable U.S. stockholder at a maximum rate that is between the rate applicable to "regular" capital gain and the rate applicable to ordinary income.

        Retained Capital Gains.    We may elect to retain, rather than distribute, our net long-term capital gain received during the tax year. If we so elect, we will be required to pay tax on the retained amounts. To the extent designated in a notice to the taxable U.S. stockholders, the taxable U.S. stockholders will be required to include their proportionate shares of the undistributed net long-term capital gain so designated in their income for the tax year, but will be permitted a credit or refund, as the case may be, for their respective shares of any tax paid on such gains by us. In addition, each taxable U.S. stockholder will be entitled to increase the tax basis in his or her shares of our common stock by an amount equal to the amount of net long-term capital gain the taxable U.S. stockholder was required to include in income, reduced by the amount of any tax paid by us for which the taxable U.S. stockholder was entitled to receive a credit or refund.

        Passive Activity Loss and Investment Interest Limitations.    Distributions, including deemed distributions of undistributed net long-term capital gain, from us and gain from the disposition of our common stock will not be treated as passive activity income, and therefore taxable U.S. stockholders will not be able to apply any passive activity losses against such income. Distributions from us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment income limitation on deductibility of investment interest. However, dividends attributable to income that was subject to tax at our level as well as net capital gain from the disposition of our common stock or capital gain dividends, including deemed distributions of undistributed net long-term capital gains, generally will be excluded from investment income.

        Sale of FSP Common Stock.    Upon the sale of our common stock, a taxable U.S. stockholder generally will recognize gain or loss equal to the difference between the amount realized on such sale and the holder's tax basis in the stock sold. To the extent that our common stock is held as a capital asset by the taxable U.S. stockholder, the gain or loss will be a long-term capital gain or loss if the stock has been held for more than a year, and will be a short-term capital gain or loss if the stock has been held for a shorter period. In general, however, any loss upon a sale of our common stock by a taxable U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent that distributions from us were required to be treated as long-term capital gain by that holder.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, collectively known as "exempt organizations", generally are exempt from federal income taxation. Exempt organizations are subject to tax, however, on their unrelated business taxable income, or "UBTI." UBTI is defined as the gross income derived by an exempt organization from an unrelated trade or business, less the deductions directly connected with that trade or business, subject to certain exceptions. While many investments in real estate generate UBTI, the Internal Revenue Service has issued a ruling that dividend distributions from a real estate investment trust to an exempt employee pension trust do not constitute UBTI, provided that the shares of the real estate investment trust are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed to exempt organizations generally should not constitute UBTI. However, if an exempt organization finances its acquisition of our common stock with debt, a portion of its income from us will constitute UBTI pursuant to the "debt-financed property" rules.

        In addition, in certain circumstances, a pension trust that owns more than 10% of our stock will be required to treat a percentage of the dividends paid by us as UBTI based upon the percentage of our income that would constitute UBTI to the stockholder if received directly by it. This rule applies to a pension trust holding more than 10% (by value) of our common stock only if (1) the percentage of our income that would be UBTI if we were a pension trust is at least 5% and (2) we are treated as a "pension-held REIT." We do not expect to qualify as a "pension-held REIT."

Taxation of Non-U.S. Stockholders

        General.    The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and certain other foreign stockholders, collectively known as "non-U.S. stockholders", are complex and no attempt is made herein to provide more than a general summary of such rules. This discussion does not consider the tax rules applicable to all non-U.S. stockholders and, in particular, does not consider the special rules applicable to U.S. branches of foreign banks or insurance companies or certain intermediaries. NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING ANY REPORTING AND WITHHOLDING REQUIREMENTS.

        Ordinary Dividends—General.    Distributions to non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of United States real property interests and are not designated by us as capital gain dividends (or deemed distributions of retained capital gains) will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits. Any portion of a distribution in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distribution does not exceed the adjusted basis of the stockholder in our common stock, but rather will reduce the adjusted basis of such stock. To the extent that the portion of the distribution in excess of current and accumulated earnings and profits exceeds the adjusted basis of a non-U.S. stockholder for our common stock, such excess generally will be treated as gain from the sale or disposition of the stock and will be taxed as described below.

        Ordinary Dividends—Withholding.    Dividends paid to non-U.S. stockholders may be subject to U.S. withholding tax. If an income tax treaty does not apply and the non-U.S. stockholder's investment in our common stock is not effectively connected with a trade or business conducted by the non-U.S. stockholder in the United States (or if a tax treaty does apply and the investment in our common stock is not attributable to a United States permanent establishment maintained by the non-U.S. stockholder), ordinary dividends (i.e., distributions out of current and accumulated earnings and profits) will be subject to a U.S. withholding tax at a 30% rate, or, if an income tax treaty applies, at a lower treaty rate. Because we generally cannot determine at the time that a distribution is made whether or not such a distribution will be in excess of earnings and profits, we intend to withhold on the gross amount of each distribution at the 30% rate (or lower treaty rate) (other than distributions subject to the 35% FIRPTA withholding rules described below). To receive a reduced treaty rate, a non-U.S. stockholder must furnish us or our paying agent with a duly completed Form W-8BEN (or authorized substitute form) certifying such holder's qualification for the reduced rate. Generally, a non-U.S. stockholder will be entitled to a refund from the Internal Revenue Service to the extent the amount withheld by us from a distribution exceeds the amount of United States tax owed by such stockholder.

        In the case of a non-U.S. stockholder that is a partnership or a trust, the withholding rules for a distribution to such a partnership or trust will be dependent on numerous factors, including (1) the classification of the type of partnership or trust, (2) the status of the partner or beneficiary, and (3) the activities of the partnership or trust. Non-U.S. stockholders that are partnerships or trusts are urged to consult their tax advisors regarding the withholding rules applicable to them based on their particular circumstances.

        If an income tax treaty does not apply, ordinary dividends that are effectively connected with the conduct of a trade or business within the U.S. by a non-U.S. stockholder (and, if a tax treaty applies, ordinary dividends that are attributable to a United States permanent establishment maintained by the non-U.S. stockholder) are exempt from U.S. withholding tax. In order to claim such exemption, a non-U.S. stockholder must provide us or our paying agent with a duly completed Form W-8ECI (or authorized substitute form) certifying such holder's exemption. However, ordinary dividends exempt from U.S. withholding tax because they are effectively connected or are attributable to a United States permanent establishment maintained by the non-U.S. stockholder generally are subject to U.S. federal income tax on a net income basis at regular graduated rates. In the case of non-U.S. stockholders that are corporations, any effectively connected ordinary dividends or ordinary dividends attributable to a United States permanent establishment maintained by the non-U.S. stockholder may, in certain circumstances, be subject to branch profits tax at a 30% rate, or at such lower rate as may be provided in an applicable income tax treaty.

        Capital Gain Dividends—General.    For any year in which we qualify as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, also known as "FIRPTA". Under FIRPTA, except as described below, distributions attributable to gain from sales of United States real property are taxed to a non-U.S. stockholder as if such gain were effectively connected with a United States trade or business. Non-U.S. stockholders thus would be taxed at the regular capital gain rates applicable to taxable U.S. stockholders (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder not otherwise entitled to treaty relief or exemption.

        A distribution attributable to gain from sales of United States real property is not treated as effectively connected with a United States trade or business provided that (1) the distribution is received with respect to stock that is publicly traded on an established securities market in the United States and (2) the non-U.S. stockholder does not own more than five percent of the stock at any time during the one-year period ending on the date of such distribution. If these requirements are satisfied, the distribution is treated in the manner described above for ordinary dividends rather than being treated as a capital gain dividend, and the distribution is not subject to the branch profits tax.

        Capital Gain Dividends—Withholding.    Under FIRPTA, we are required to withhold 35% (or a lower rate set forth in the regulations) of any distribution to a non-U.S. stockholder that is designated as a capital gain dividend or which could be designated as a capital gain dividend. Moreover, if we designate previously made distributions as capital gain dividends, subsequent distributions (up to the amount of the prior distributions so designated) will be treated as capital gain dividends for purposes of FIRPTA withholding.

        Sale of Our Common Stock.    A non-U.S stockholder generally will not be subject to United States federal income tax under FIRPTA with respect to gain recognized upon a sale of our common stock, provided that we are a "domestically-controlled REIT." A domestically-controlled REIT generally is defined as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Although currently it is anticipated that we will be a domestically-controlled REIT, and, therefore, that the sale of our common stock will not be subject to taxation under FIRPTA, there can be no assurance that we will, at all relevant times, be a domestically-controlled REIT.

        FIRPTA.    Tax also would not apply to any gain recognized by a non-U.S. stockholder upon the sale of our common stock as long as our stock is publicly traded and the stockholder held 5% or less of our stock during the preceding five years (taking into account complicated attribution rules). If the gain on the sale of our common stock were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to the same treatment as taxable U.S. stockholders with respect to such gain (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, a purchaser of our common stock from a non-U.S. stockholder subject to taxation under FIRPTA generally would be required to deduct and withhold a tax equal to 10% of the amount realized by a non-U.S. stockholder on the disposition. Any amount withheld would be creditable against the non-U.S. stockholder's FIRPTA tax liability.

        Even if gain recognized by a non-U.S. stockholder upon the sale of our common stock is not subject to FIRPTA, such gain generally will subject such stockholder to U.S. tax if:

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  An income tax treaty does not apply and the gain is effectively connected with a trade or business conducted by the non-U.S. stockholder in the United States (or, if an income tax treaty applies and the gain is attributable to a United States permanent establishment maintained by the non-U.S. stockholder), in which case, unless an applicable treaty provides otherwise, a non-U.S. stockholder will be taxed on his or her net gain from the sale at regular graduated U.S. federal income tax rates. In the case of a non-U.S. stockholder that is a corporation, such stockholder may be subject to a branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate and the stockholder demonstrates its qualification for such rate; or

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  The non-U.S. stockholder is a nonresident alien individual who holds our common stock as a capital asset and was present in the United States for 183 days or more during the taxable year (as determined under the tax code) and certain other conditions apply, in which case the non-U.S. stockholder will be subject to a 30% tax on capital gains.

        Estate Tax Considerations.    The value of our common stock owned, or treated as owned, by a non-U.S. stockholder who is a nonresident alien individual at the time of his or her death will be included in the individual's gross estate for United States federal estate tax purposes, unless otherwise provided in an applicable estate tax treaty.

Information Reporting and Backup Withholding

        We are required to report to our stockholders and to the Internal Revenue Service the amount of distributions paid during each tax year, and the amount of tax withheld, if any. These requirements apply even if withholding was not required with respect to payments made to a stockholder. In the case of non-U.S. stockholders, the information reported may also be made available to the tax authorities of the non-U.S. stockholder's country of residence, if an applicable income tax treaty so provides.

        Backup withholding generally may be imposed on certain payments to a stockholder unless the stockholder (1) furnishes certain information, or (2) is otherwise exempt from backup withholding.

        A stockholder who does not provide us with his or her correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

        Stockholders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a distribution to a stockholder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        In general, backup withholding and information reporting will not apply to a payment of the proceeds of the sale of our common stock by a non-U.S. stockholder by or through a foreign office of a foreign broker effected outside of the United States; provided, however, that foreign brokers having certain connections with the United States may be obligated to comply with the backup withholding and information reporting rules. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of our common stock by foreign offices of certain brokers, including foreign offices of a broker that:

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  is a United States person;

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  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

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  is a "controlled foreign corporation" for United States tax purposes.

        Information reporting will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and certain conditions are met, or the non-U.S. stockholder otherwise establishes an exemption.

        Payment to or through a United States office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the stockholder certifies in the manner required that he or she is a non-U.S. stockholder and satisfies certain other qualifications under penalties of perjury or otherwise establishes an exemption.

U.S. Federal Income Tax Withholding Under FACTA

        Under a U.S. law enacted in March 2010 that is commonly referred to as the "Foreign Account Tax Compliance Act" or "FATCA" certain "withholdable payments" (which will include dividends paid by us and the gross proceeds from the sale of our common stock) made to a "foreign financial institution" will be subject to a 30% withholding tax unless the foreign financial institution enters into an agreement with the IRS (i) to determine which (if any) of its accounts are "United States accounts," (ii) comply with annual information reporting with respect to such United States accounts, and (iii) comply with certain withholding obligations (terms in quotes as defined under FATCA). Certain other non-U.S. entities are also subject to the 30% withholding tax on withholdable payments under FATCA unless certain certification and reporting requirements are satisfied. FATCA generally is effective January 1, 2013, however recent IRS guidance extends various deadlines for compliance with certain withholding, reporting and other obligations under FATCA beyond the January 1, 2013 statutory effective date. The foregoing is only a general summary of certain provisions of FATCA. The IRS is expected to issue final regulations and additional guidance regarding FATCA before it becomes effective. A stockholder should consult with their own tax advisors regarding the application of FATCA to the ownership and disposition of our common stock.

State and Local Tax

        The discussion herein concerns only the United States federal income tax treatment likely to be accorded to us and our stockholders. No consideration has been given to the state and local tax treatment of such parties. The state and local tax treatment may not conform to the federal treatment described above. As a result, a stockholder should consult his or her own tax advisor regarding the specific state and local tax consequences of the ownership and disposition of our common stock.

LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, the validity of the shares of common stock covered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

15,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

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Piper Jaffray

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May 9, 2013